Filed Pursuant to Rule 424(b)(4)

                                                                                                Registration No. 333-289704

PROSPECTUS

15,000,004 Shares of common stock

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus under “Selling Stockholders,” of up to 15,000,004 shares of our common stock, $0.001 par value per share, issuable upon exercise of outstanding warrants (the “Warrants”). The Warrants were issued in connection with a registered direct offering of our common stock and consist of (i) 14,285,718 Warrants issued to certain institutional investors who participated in such offering and (ii) 714,286 Warrants issued as consideration to the placement agent in such offering.

We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders under this prospectus. The selling stockholders will bear all brokerage commissions and similar expenses attributable to the sale of shares under this prospectus, and we will bear all costs, expenses and fees in connection with the registration of such shares. The selling stockholders may sell the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus. Such shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices. See “Plan of Distribution” beginning on page 19.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”), under the symbol “AIRE”. The last reported sale price of our common stock on Nasdaq on September 11, 2025 was $1.23 per share.

We are an “emerging growth company,” as defined under U.S. federal securities laws and, as such, are eligible and have elected to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7 of this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

This offering is not being made in the Commonwealth of Massachusetts. As a result, natural persons or legal entities that are residents of Massachusetts will not be able to purchase any of our securities in this offering. For additional information, see “Plan of Distribution––Selling Restrictions” herein.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 12, 2025

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ABOUT THIS PROSPECTUS

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus under “Selling Stockholders” beginning on page 14, of up to 15,000,004 shares of our common stock issuable upon exercise of the Warrants. We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders under this prospectus.

This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission (the “SEC”). This prospectus omits some of the information contained in the registration statement, and we refer you to the full registration statement for further information about us and the securities being offered by the selling stockholders under this prospectus. Before making an investment decision, you should read, in addition to this prospectus and the registration statement, any documents that we incorporate by reference in this prospectus, as referred to under “Incorporation of Certain Information by Reference” beginning on page 23, and the information under “Where You Can Find More Information” beginning on page 24. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance reference is made to the copy of the document filed. You should review the complete document to evaluate these statements. Further, you should not assume that the information in this prospectus or any documents incorporated by reference herein is accurate as of any date other than the date of each document. Our business, financial condition, results of operations or prospects may have changed since those dates.

Neither we nor the selling stockholders have authorized any other person to provide you with any information or to make any representations, other than those contained in this prospectus or incorporated by reference in this prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus and the documents incorporated by reference herein contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in other documents that are incorporated by reference herein. Accordingly, you should not place undue reliance on this information.

When we refer to “reAlpha,” “we,” “our,” “us” and the “Company” in this prospectus, we mean reAlpha Tech Corp. and its consolidated subsidiaries, taken as a whole, unless otherwise specified. When we refer to “you,” we mean the potential purchasers of the securities offered by this prospectus.

Our logo and our other trade names, trademarks and service marks appearing in this document are our property. Other trade names, trademarks and service marks appearing in this document are the property of their respective owners. Solely for convenience, our trademarks and trade names referred to in this document appear without the TM or the ® symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the rights of the applicable licensor to these trademarks and trade names.

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PROSPECTUS SUMMARY

The following summary highlights information contained or incorporated by reference elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and other documents incorporated by reference herein, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus including documents that are filed after the date hereof. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections included in or incorporated by reference herein.

Overview

We are a real estate technology company developing an end-to-end homebuying platform, which we have named reAlpha (hereinafter referred to as the “reAlpha platform”). Our goal is to offer through our AI-powered platform a more affordable, streamlined experience for those on the journey to homeownership. The reAlpha platform integrates AI-driven tools to offer, among others, tailored property recommendations, an intuitive visual interface, and certain services, including realty services, mortgage brokering services, and digital title and escrow services within the platform. We developed the reAlpha platform as a commitment to eliminate traditional barriers to home ownership and make it more accessible and transparent.

We operate an integrated homebuying technology platform designed to simplify and streamline the home purchase process. The reAlpha platform supports buyers with key tasks such as mortgage pre-approval, booking property tours, submitting offer letters, and closing transactions. It also provides detailed market insights and comprehensive property data tailored to users’ areas of interest. Central to the reAlpha platform is “Claire,” a proprietary AI agent powered by large language models that educates users on the homebuying process, answers questions, and guides them through each step via a user-friendly, 24/7 web and iOS interface. The technology is complemented by licensed professionals, namely real estate agents operating through reAlpha Realty, LLC, the Company’s in-house brokerage, on a no obligation basis, and licensed loan officers operating through Debt Does Deals, LLC (f/k/a Be My Neighbor and d/b/a reAlpha Mortgage) (“reAlpha Mortgage”). Homebuyers using our realty services can receive a commission rebate at closing, up to 75% of any buy-side brokerage commissions paid, when they utilize all three services (realty services, mortgage brokering services, and digital title and escrow services). Currently, the full reAlpha platform is only available for homebuyers in Florida. However, two of the three services are offered to homebuyers in 4 U.S. states, and mortgage brokering services are available to homebuyers in 30 U.S. states, including our recent expansion into Utah. We plan to expand our capabilities nationwide by the end of 2026, subject to factors such as acquiring and maintaining necessary real estate and mortgage licenses in all 50 U.S. states and D.C., securing additional multiple listing service data, executing effective national marketing campaigns, and building scalable technology infrastructure.

We are continuously working to commercialize, enhance and refine our AI technologies and the reAlpha platform to continue generating technology-derived revenue. Further, as part of our growth strategy, we intend to continue identifying and acquiring companies that are complementary to our business, and we intend to generate revenue from integrating such acquired companies and their capabilities into our business and our reAlpha platform. To advance such strategy, since the beginning of 2024 we have announced the acquisitions of Naamche, Inc. and its Nepal counterpart entity Naamche, Inc. Pvt. Ltd. (collectively, “Naamche”), AiChat Pte. Ltd (“AiChat”), Hyperfast Title LLC (“Hyperfast”) and reAlpha Mortgage. These acquisitions have added revenue, additional potential sources of revenue, technology services under our umbrella of product offerings, and, as further described below, additional operational and service-related capabilities to the reAlpha platform.

For instance, as a result of the acquisition of reAlpha Mortgage, our in-house mortgage brokerage that operates through the reAlpha platform is now licensed to operate in 30 U.S. states. Additionally, because of our acquisition of Hyperfast, we now can offer title, closing and settlement services in 3 U.S. states. As a result of these acquisitions, consumers using the reAlpha platform have access to these services directly in the platform, both through the web platform and iOS application. We expect to continue seeking additional strategic acquisitions that we believe will add additional sources of potential revenue and services to homebuyers using the reAlpha platform, including, but not limited to, home-showing companies, wholesale mortgage lenders, companies providing services for post-closing services (such as utility hookups, among others) and real estate brokerages owned by us. Additionally, although we have already acquired two mortgage brokerage firms and a title company, we may consider further acquisitions of companies providing such services to increase the number of U.S. states we are licensed to operate in and the potential revenue opportunities associated with expanding our geographical markets and reach of the reAlpha platform.

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Before shifting our focus towards the development of our AI technologies and the reAlpha platform, our operational model was asset-heavy and built on utilizing our proprietary AI-powered technology tools for the acquisition of real estate, converting them into short-term rentals, and enabling individual investors to acquire fractional interests in these real estate properties, allowing such investors to receive distributions based on the property’s performance as a short-term rental. In the first quarter of 2024, we decided to halt these operations due to macroeconomic conditions, such as higher interest rates, inflation, and elevated property prices, which conditions persisted throughout the fiscal year 2024. This led us to sell our last real property asset for such operations, and to recognize the impairment of goodwill and intangible assets under the rental business segment. As a result, in the first quarter of 2025, our board of directors approved to discontinue our short-term rental business operations entirely. The discontinuation of our rental business segment operations meets the criteria to be reported as discontinued operations.

The technology services segment is currently our only reportable segment following the approval by our board of directors to discontinue our rental business segment operations. Our technology services segment offers and develops AI-based products and services to customers in various industries, including, but not limited to, real estate, retail, hospitality and education industries. Our technology development efforts are currently focused on the development and enhancement of the reAlpha platform.

Technology Services

We seek to differentiate ourselves from competitors primarily through the integration of AI into our technologies for the real estate industry. In addition to “Claire,” we use a proprietary AI-powered “Loan Officer Assistant,” which is intended to streamline and reduce processing time of our mortgage operations. This internal tool automates key loan origination tasks such as document collection and borrower communication and is designed to help loan officers manage higher volumes with greater efficiency. We expect that our technology services segment will benefit from the current exponential growth of the AI industry, and we believe that we are well-positioned to take advantage of these current trends due to our early adoption of AI for the development of our technologies.

Our revenue model revolves around our realty services (e.g., assisting a homebuyer with finding, touring, and closing on homes), mortgage brokering services (e.g., finding and originating a mortgage for the homebuyer that fits their financial situation, needs, credit, and location), and digital title and escrow services (e.g., title, closing and settlement fees), offered through the reAlpha platform, which is currently under limited availability, and services offered by our subsidiaries, such as AiChat, Naamche, reAlpha Mortgage and Hyperfast.

We currently offer a commission refund model through the reAlpha platform as part of our strategy to provide an integrated and customer-centric homebuying experience. Under this model, homebuyers may receive up to 75% of any buy-side brokerage commissions paid, which typically range from 2.2% to 3% of a home’s sale price depending on the geographical market, in connection with the purchase of a home through the reAlpha platform as a rebate or refund (hereinafter referred to as the “commission refund”). This commission refund is paid to the homebuyer by applying such commission refund towards closing costs or by adding the refund to a homebuyer’s down payment, as applicable and subject to market-by-market minimums. The percentage of the commission refund available to a homebuyer is determined based on their use of eligible integrated services offered via the reAlpha platform, such as realty, mortgage brokering and digital title and escrow services. Currently, homebuyers can receive 25% commission refund when using only realty service, 50% when using two services and 75% when using all three services. The commission refund model for the reAlpha platform is currently in a testing phase and remains subject to change as we evaluate customer adoption, expand into new geographical markets and further develop our platform and/or expand the number of services provided thereunder.

Although the full reAlpha platform is currently only available for homebuyers in Florida, two of the three services are offered in 4 U.S. states, and mortgage brokering services are available in 30 U.S. states, including our recent expansion into Utah. We intend to expand the capabilities of the reAlpha platform nationwide by the end of 2026. In order to expand the availability of the reAlpha platform, and services provided thereunder, nationwide, we will need to obtain the relevant real estate and mortgage licenses in the U.S. states we are not yet licensed in, and, until we obtain such licenses, the full reAlpha platform will remain under limited availability for homebuyers statewide in Florida. While the reAlpha platform is under limited availability, we will continue offering standalone mortgage brokerage services through our subsidiary, reAlpha Mortgage, in 30 U.S. states and digital title and escrow services through our subsidiary, Hyperfast, in 3 U.S. states. We also plan to continue acquiring companies in the real estate market that provide services relating to the homebuying process, including, but not limited to, mortgage brokerage firms, title and escrow service providers, home insurance providers and others that are complementary to our business, which we expect to generate revenues by offering such services through the reAlpha platform, or as standalone offerings to customers. We expect that our reAlpha platform will drive additional customers to these acquired companies through users interacting and buying homes on the reAlpha platform, which will expand their overall potential customer base.

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Recent Developments

Compliance with Nasdaq Continued Listing Requirements

On May 20, 2025, we received a letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC indicating that, based upon the closing bid price of our common stock for the 30 consecutive business days ending on May 19 2025, we no longer met the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided a period of 180 calendar days, or until October 1, 2025, in which to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of our common stock must be at least $1 per share for a minimum of ten consecutive business days during this 180-day period (subject to the Staff’s discretion to extend this ten consecutive business day period).

On July 1, 2025, we received a letter from the Staff notifying us that, based on the market value of listed securities for the previous 30 consecutive business days, the listing of our common stock was not in compliance with Nasdaq Listing Rule 5550(b)(2), which requires companies listed on Nasdaq to maintain a minimum market value of listed securities of at least $35 million (the “MVLS Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we have been provided a period of 180 calendar days, or until December 29, 2025, to regain compliance with the MVLS Requirement. To regain compliance, our market value of listed securities must close at $35 million or more for a minimum of ten consecutive business days (subject to the Staff’s discretion to extend this ten consecutive business day period).

The above mentioned letters have no immediate effect on the listing of our common stock on Nasdaq. In the event that we do not regain compliance with the MVLS Requirement or the Minimum Bid Price Requirement prior to the expiration of their respective 180-day compliance periods, the Staff will provide written notice to us that our common stock will be subject to delisting. At that time, we may appeal the Staff’s delisting determination to a Nasdaq Hearing Panel.

At-The-Market (ATM) Program

On April 2, 2025, we entered into an At The Market Offering Agreement (the “Sales Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”) pursuant to which we may offer and sell from time to time through Wainwright, acting as exclusive sales agent, shares of our common stock having an aggregate offering price of up to $7,650,000. The Sales Agreement provides that Wainwright is entitled to a cash commission equal to 3.0% of the aggregate gross proceeds from the sale of any shares of common stock pursuant to the Sales Agreement in addition to the reimbursement of certain expenses. As of July 18, 2025, we have sold 2,792,104 shares of our common stock pursuant to the Sales Agreement for aggregate net proceeds of approximately $944,759. The ATM program with Wainwright was suspended on July 16, 2025, in connection with the July 18 Public Offering (as defined below) (see “Recent Developments — Consummation of July 18, 2025 Public Offering” below for more details).

Warrant Inducement Transaction

On April 6, 2025, we entered into inducement offer letter agreements (the “Inducement Letters”) with certain holders (the “Holders”) of existing warrants of the Company to purchase up to an aggregate of 4,218,751 shares of our common stock having an original exercise price of $5.00 per share, which was subsequently adjusted to $1.44 per share pursuant to the anti-dilution provision included in such existing warrants, issued to the Holders on November 24, 2023, with a current expiration date of November 24, 2028 (the “Existing Warrants”).

Pursuant to the Inducement Letters, the Holders agreed to exercise for cash their Existing Warrants at a reduced exercise price of $0.75 per share (the “Reduced Exercised Price”) in consideration for our agreement to issue in a private placement new common stock purchase warrants (the “New Warrants”) to purchase an aggregate of 8,437,502 shares of common stock (the “New Warrant Shares”) (such transaction, the “Warrant Inducement”). In connection with the Warrant Inducement, we also agreed to reduce the exercise price of the Existing Warrants to purchase an aggregate of 4,114,582 shares of common stock for all holders of the Existing Warrants not participating in the Warrant Inducement to the Reduced Exercise Price for the remaining term of the Existing Warrants.

The closing of the Warrant Inducement occurred on April 8, 2025, and we received aggregate gross proceeds of approximately $3.1 million from the exercise of the Existing Warrants, before deducting related placement agent fees and other expenses payable by us, resulting in net proceeds of approximately $2.9 million. The New Warrants are currently exercisable and expire on November 24, 2028.

Change in Ownership of AiChat

On June 30, 2025, we increased our ownership interest in AiChat from 85% of its outstanding ordinary shares to 100% of its outstanding ordinary shares in accordance with the terms of the Business Acquisition and Financing Agreement, dated as of July 12, 2024, among the Company, AiChat, AiChat10X Pte. Ltd. (“AiChat10X”), and Kester Poh Kah Yong (the “AiChat Acquisition Agreement”). In exchange for the remaining 15% of the outstanding ordinary shares of AiChat, we will issue $240,000 in shares of our common stock (the “Consideration Shares”) to AiChat10X at a 5% discount to the ten (10) day volume weighted average price of our common stock as reported on Nasdaq on the date of issuance. The Consideration Shares, which have not yet been issued, will be issued no later than December 1, 2025 in accordance with the terms of the AiChat Acquisition Agreement.

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Streeterville Note Exchanges

We entered into a note purchase agreement (the “Note Purchase Agreement”) with Streeterville, on August 14, 2024, pursuant to which we issued and sold a secured promissory note (the “Note”), which had a principal balance of $5,455,000 upon its issuance that was due on February 14, 2026. Under the terms of the Note, Streeterville may redeem up to $545,000 of the Note per month, commencing seven months after the date of issuance of the Note and at any time thereafter until the Note is paid in full. After we have made five redemption payments in cash, any subsequent redemption payments made in cash will be subject to a 9% redemption premium.

On June 9, 2025, we received a redemption notice from Streeterville for a redemption payment in the amount of $300,000. We and Streeterville have agreed that we may fully satisfy this redemption payment in shares of common stock, in lieu of cash. Accordingly, on June 9, 2025, we issued 747,607 shares of common stock to Streeterville in satisfaction of the $300,000 redemption payment due under the Note, at an effective price per share equal to $0.4013, which was below the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)). The number of shares of common stock issued in connection with this exchange was less than 20% of our voting power outstanding prior to the exchange.

On July 2, 2025, we received a redemption notice from Streeterville for a redemption payment in the amount of $350,000. We and Streeterville have agreed that we may fully satisfy this redemption payment in shares of common stock, in lieu of cash. Accordingly, on July 7, 2025, we issued 1,267,656 shares of common stock in satisfaction of the $350,000 redemption payment due under the Note, at an effective price per share equal to $0.2761, which was below the “Minimum Price.” The number of shares of common stock to be issued in connection with this exchange was less than 20% of our voting power outstanding prior to the exchange.

Full Repayment of Note to Streeterville

On July 23, 2025, we repaid the outstanding balance on the Note in full using available cash, including proceeds from recent equity offerings. The payment to Streeterville was in the amount of approximately $4,466,202, representing the outstanding balance as of the date of repayment and a 9% prepayment penalty. As of July 23, 2025, we have no obligations to Streeterville and no outstanding secured promissory notes or convertible debt instruments at the parent company level.

Consummation of July 18, 2025 Public Offering

On July 18, 2025, we consummated a best efforts public offering (the “July 18 Public Offering”) of an aggregate of (i) 13,333,334 shares of common stock, (ii) Series A-1 warrants (the “Series A-1 Warrants”) to purchase up to an aggregate of 13,333,334 shares of common stock and (iii) Series A-2 warrants (the “Series A-2 Warrants”) to purchase up to an aggregate of 13,333,334 shares of common stock. Each share of common stock was sold together with one Series A-1 Warrant to purchase one share of common stock and one Series A-2 Warrant to purchase one share of common stock. The combined public offering price per share of common stock and accompanying Series A-1 Warrants and Series A-2 Warrants was $0.15, which resulted in net proceeds to us of approximately $1.56 million, after deducting offering-related fees and expenses payable by us and excluding the net proceeds, if any, from the exercise of the Series A-1 Warrants and the Series A-2 Warrants. Each of the Series A-1 Warrants and Series A-2 Warrants have an exercise price of $0.15 per share and will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares of common stock issuable upon the exercise of the Series A-1 Warrants and Series A-2 Warrants (the “Warrant Stockholder Approval”). The Series A-1 Warrants will expire five years from the effective date of the Warrant Stockholder Approval. The Series A-2 Warrants will expire twenty-four months from the effective date of the Warrant Stockholder Approval.

Consummation of July 22, 2025 Public Offering and Private Placement

On July 21, 2025, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional accredited investors (the “Investors”) pursuant to which we agreed to issue and sell, in a registered direct offering priced at-the-market under the rules of Nasdaq (the “Registered Offering”), 14,285,718 shares (the “Shares”) of common stock, at a price per Share of $0.35. The Shares were offered and sold pursuant to our shelf registration statement on Form S-3 (Form No. 333-283284), which was declared effective by the SEC on November 26, 2024, and the base prospectus included therein and the prospectus supplement filed with the SEC on July 22, 2025. In a concurrent private placement, pursuant to the terms of the Securities Purchase Agreement, we agreed to issue and sell unregistered warrants (the “Warrants”) to purchase up to an aggregate of 14,285,718 shares of common stock (the “Private Placement” and, together with the Registered Offering, the “Offering”), the offering price of which was included in the purchase price per Share. The Warrants issued pursuant to the Private Placement have an exercise price of $0.35 per share (subject to customary adjustments as set forth in the Warrants), were immediately exercisable upon issuance and have a term of five years from the effective date of the registration statement on Form S-1, of which this prospectus forms a part, covering the resale of the shares of common stock issuable upon exercise of the Warrants, as described below. The closing of the Offering occurred on July 22, 2025, and resulted in net proceeds to us of approximately $4.5 million, after deducting offering-related fees and expenses payable by us and excluding the net proceeds, if any, from the exercise of the Warrants.

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Pursuant to the terms of the Securities Purchase Agreement, we have agreed to register for resale the shares of common stock issuable upon exercise of the Warrants sold in the Private Placement within thirty (30) calendar days following the date of the Securities Purchase Agreement. We agreed to use our commercially reasonable efforts to cause the registration statement covering the shares described above to be declared effective within sixty (60) calendar days following the date of the Securities Purchase Agreement (or within ninety (90) days in case of “full review” of such registration statement by the SEC). Pursuant to the Securities Purchase Agreement, we will be obligated to pay certain liquidated damages to the Investors if we fail to file the registration statement when required or fail to cause the registration statement to be declared effective by the SEC when required.

Wainwright acted as our placement agent in connection with Offering. We paid Wainwright consideration consisting of (i) a cash fee equal to 7.0% of the aggregate gross proceeds in the Offering, (ii) reimbursement of certain expenses and (iii) warrants to acquire up to an aggregate of 714,286 shares of common stock (the “Placement Agent Warrants”). The Placement Agent Warrants are similar to the Warrants, except that the initial exercise price of the Placement Agent Warrants is $0.4375 per share (125% of the combined offering price per Share and accompanying Warrants) and will terminate on the five-year anniversary of commencement of sales in the Offering.

We have filed the registration statement on Form S-1, of which this prospectus forms a part, to satisfy the registration rights we granted to certain selling stockholders pursuant to the Securities Purchase Agreement, and to register for resale the common stock issuable upon the exercise of the Placement Agent Warrants.

GTG Financial Rescission and Disposition

On August 21, 2025, we received written notice from Glenn Groves (the “Seller”), the President and Chief Executive Officer of GTG Financial, Inc. (“GTG Financial”), notifying us of his decision to exercise his right to rescind the transactions contemplated by that certain Stock Purchase Agreement (the “Agreement”), by and among us, GTG Financial and the Seller, dated February 20, 2025 (the “Closing Date”). Such written notice was delivered pursuant to Section 1.02(a)(iv)(1) of the Agreement, which granted the Seller, in his sole discretion, the right to rescind the transactions contemplated under the Agreement if the Company did not pay the Cash Portion (as defined in the Agreement) within 180 days after the Closing Date in accordance with the terms and conditions of the Agreement.

On September 8, 2025, we, GTG Financial and the Seller executed a rescission certificate (the “Certificate”) to memorialize the Rescission and the related disposition of GTG Financial by us (the “Disposition”), pursuant to which, the parties agreed to deem the Disposition, and all actions taken to effectuate the Rescission and the Disposition, to be effective as of August 21, 2025, the date that we received the written notice from the Seller. As a result, (i) we returned to the Seller 100% of the issued and outstanding shares of common stock of GTG Financial; (ii) the Seller returned us 14,063 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”); and (iii) the Seller returned us 700,055 shares of our common stock, which shares of Series A Preferred Stock and common stock are no longer deemed issued and outstanding. All rights of the Seller as a stockholder of the Company have ceased and terminated in connection with the execution of the Certificate, effective as of August 21, 2025.

Exercise of Warrants from Warrant Inducement

On September 11, 2025, and September 12, 2025, Sabby (as defined below), a holder of a New Warrant (as defined above) to purchase shares of our common stock, exercised their New Warrants for cash in full to purchase an aggregate of 7,291,668 shares of common stock, at an exercise price per share of $0.75, resulting in aggregate gross proceeds to us of approximately $5.5 million.

Corporate History and Information

reAlpha Tech Corp., the former parent entity of the Company, was originally incorporated in Delaware on November 30, 2020. On April 22, 2021, we incorporated the Company (f/k/a reAlpha Asset Management, Inc.), a subsidiary of our former parent company, in Delaware. Following the short-form merger completed in accordance with Section 253 of Delaware General Corporate Law (“DGCL”) on March 21, 2023, reAlpha Tech Corp. merged with and into reAlpha Asset Management, Inc., with the Company surviving the merger, and subsequently the Company changed its name to reAlpha Tech Corp. This was a strategic move to consolidate both our technology capabilities and our real estate syndication business.

Our common stock began trading on Nasdaq under the symbol “AIRE” on October 23, 2023.

Our principal executive office is located at 6515 Longshore Loop, Suite 100, Dublin, OH 43017. Our phone number is (707) 732-5742. Our corporate website address is www.realpha.com. The information provided on or accessible through our website is not part of this prospectus.

We are an “emerging growth company” and “smaller reporting company” as defined under U.S. federal securities laws and are subject to reduced public company reporting requirements.

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THE OFFERING

Common stock offered by the selling stockholders	Up to 15,000,004 shares of our common stock issuable upon exercise of the Warrants and the Placement Agent Warrants.

Terms of this offering

The selling stockholders may sell the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus. Such shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices. See “Plan of Distribution” beginning on page 19.

Use of proceeds

We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders under this prospectus. All proceeds from the sale of shares of our common stock offered by this prospectus will be for the account of the selling stockholders.

Registration rights

We have filed the registration statement on Form S-1, of which this prospectus forms a part, to satisfy registration rights we granted to certain selling stockholders in connection with the Offering, and to register for resale the common stock issuable upon the exercise of the Placement Agent Warrants we issued to the placement agent in connection with the Offering. See “Selling Stockholders—Description of Offering” beginning on page 18.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and the risk factors incorporated by reference into this prospectus.

Nasdaq listing symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “AIRE.”

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RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors described below and discussed in our annual report on Form 10-K for the year ended December 31, 2024, under the heading “Item 1A. Risk Factors,” and as described or may be described in any subsequent quarterly reports on Form 10-Q under the heading “Item 1A. Risk Factors,” as well as in our other filings with the SEC that are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If any of these risks or uncertainties actually occur, our business, financial condition, and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline, and you might lose all or part of the value of your investment.

Risks Related to our Common Stock and this Offering

If we are unable to satisfy the continued listing requirements of The Nasdaq Stock Market, our common stock could be delisted and the price and liquidity of our common stock may be adversely affected.

Our common stock may lose value and could be delisted from Nasdaq due to several factors or a combination of such factors. While our common stock is currently listed on Nasdaq, we can give no assurance that we will be able to satisfy the continued listing requirements of Nasdaq in the future, including but not limited to the corporate governance requirements and the minimum closing bid price requirement or the minimum equity requirement.

On May 20, 2025, we received a letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC indicating that, based upon the closing bid price of our common stock for the 30 consecutive business days ending on May 19 2025, we no longer met the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided a period of 180 calendar days, or until October 1, 2025, in which to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of our common stock must be at least $1 per share for a minimum of ten consecutive business days during this 180-day period (subject to the Staff’s discretion to extend this ten consecutive business day period).

On July 1, 2025, we received a letter from the Staff notifying us that, based on the market value of listed securities for the previous 30 consecutive business days, the listing of our common stock was not in compliance with Nasdaq Listing Rule 5550(b)(2), which requires companies listed on Nasdaq to maintain a minimum market value of listed securities of at least $35 million (the “MVLS Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we have been provided a period of 180 calendar days, or until December 29, 2025, to regain compliance with the MVLS Requirement. To regain compliance, our market value of listed securities must close at $35 million or more for a minimum of ten consecutive business days (subject to the Staff’s discretion to extend this ten consecutive business day period).

The above mentioned letters have no immediate effect on the listing of our common stock on Nasdaq. In the event that we do not regain compliance with the MVLS Requirement or the Minimum Bid Price Requirement prior to the expiration of their respective 180-day compliance periods, the Staff will provide written notice to us that our common stock will be subject to delisting. At that time, we may appeal the Staff’s delisting determination to a Nasdaq Hearing Panel.

We will continue to monitor our market value of listed securities and the closing bid price of our common stock as we consider our available options to regain compliance with the MVLS Requirement and the Minimum Bid Price Requirement. There can be no assurance that we will be able to regain compliance with the MVLS Requirement or the Minimum Bid Price Requirement or maintain compliance with the other continued listing requirements of Nasdaq.

If we were to be delisted, we would expect our common stock to be traded in the over-the-counter market which could adversely affect the liquidity of our common stock. Additionally, we could face significant material adverse consequences, including:

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●	a limited availability of market quotations for our common stock;

●	a decreased ability to issue additional securities or obtain additional financing in the future;

●	reduced liquidity for our stockholders;

●	potential loss of confidence by customers, collaboration partners and employees; and

●	loss of institutional investor interest.

In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement, or prevent future non-compliance with Nasdaq’s listing requirements.

We will require additional capital funding, the receipt of which may impair the value of our common stock.

Our future capital requirements depend on many factors, including our research and development, sales and marketing activities. We will need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to execute our business plan. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

We do not intend to pay dividends on our common stock in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends on our common stock in the foreseeable future.

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions, to repay existing debt or in connection with strategic transactions.

We intend to seek to raise additional funds for our operations, to finance acquisitions, to repay existing debt or to develop strategic relationships by issuing equity or convertible debt securities, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our certificate of incorporation, as amended and restated from time to time, authorizes us to issue up to 200,000,000 shares of common stock and 5,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock, including our Series A Preferred Stock, could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

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Risks Related to Our Business and Financial Condition

We are permanently barred from raising capital in the Commonwealth of Massachusetts pursuant to a Consent Order.

On April 15, 2022, we entered into a consent order (the “Consent Order”) with the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts. Under the Consent Order, the Company is barred from offering or selling securities in the Commonwealth of Massachusetts, and ordered to cease and desist from committing future violations of Massachusetts Uniform Securities Act, Mass. Gen. Laws c. 110A (the “Act”), and the regulations promulgated thereunder at 950 Code Mass. Regs. 10.01-14.413. The National Securities Markets Improvement Act of 1996 (“NSMIA”) prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities,” including securities listed on a national securities exchange such as Nasdaq. Because our common stock is listed on Nasdaq, our common stock qualifies as covered securities under such statute. Although the states are preempted from regulating the sale of covered securities, NSMIA does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. The Consent Order expressly states that it is not intended to be a final order based upon violations of the Act that prohibit fraudulent, manipulative, or deceptive conduct. As a result, there is uncertainty as to whether the Consent Order’s prohibition on offers or sales of our securities in the Commonwealth of Massachusetts is enforceable under federal law. Regardless of this uncertainty, we have not undertaken a legal determination as to the preemption question and are continuing to comply with the Consent Order. To the extent that the Consent Order is enforceable, our ability to sell securities of the Company is limited to the remaining 49 states and expressly excludes natural persons or legal entities that are residents of the Commonwealth of Massachusetts. Based on information currently available to us, we are not aware of any sales that have been made by the Company in the Commonwealth of Massachusetts since we entered into the Consent Order. However, if an offering of our securities were to result in sales to residents of the Commonwealth of Massachusetts, even inadvertently, it could be viewed as a violation of the Consent Order and could subject us to additional regulatory actions or penalties. A regulatory action, even if it does not result in a finding of wrongdoing or penalty, could require substantial expenditures of time, resources, and money, and could potentially damage our reputation. Any such regulatory action or penalty could adversely affect our business, result of operations or access to capital markets.

Our business is subject to various laws and regulations, including financial protections and securities laws.

We are subject to a variety of laws and regulations relating to financial protection, data privacy, and securities laws. These laws and regulations are constantly evolving and can be subject to significant change. Such laws and regulations are numerous, complex, and frequently changing. If we fail to satisfy such laws and regulations, we may face inquiries or investigations or other government actions, which may be costly to comply with, result in negative publicity, require management’s time and attention, and subject us to remedies that may harm our business, including fines or demands or orders that we modify or cease business practices. Additionally, as we depend on third parties for key services, we rely on such third-party service providers’ compliance with laws and regulations regarding privacy, data protection, consumer protection, securities regulation, and other matters relating to our customers and business activities. Should there be deficiencies in our compliance (including by third-party service providers), this could adversely impact our reputation and could also expose us to material liability and responsibility for damages, fines, or penalties.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. We will be unable to continue to operate for the foreseeable future without additional capital.

Our independent registered public accounting firm issued a report dated April 2, 2025, except for Notes 10 and 11 to our audited consolidated financial statements, as to which the date is May 13, 2025, in connection with the audit of our consolidated financial statements for the year ended December 31, 2024, which included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern, including our recurring losses, cash used in operations, and need to raise additional funds to meet our obligations and sustain our operations. In addition, the notes to our financial statements for the year ended December 31, 2024, included in the registration statement on which this prospectus forms a part, contain a disclosure describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern. As of June 30, 2025, we had cash and cash equivalents of $0.58 million and an accumulated deficit of $45.2 million.

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Our ability to continue as a going concern is dependent upon our ability to obtain substantial additional funding in connection with our continuing operations. Adequate additional financing may not be available to us in the necessary timeframe, in the amounts we require, on terms that are acceptable to us, or at all. If we are unable to raise additional capital, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are not able to continue as a going concern, we may have to liquidate our assets and/or seek protection under federal bankruptcy law, and it is likely that holders of our capital stock and holders of securities convertible into our common stock will lose all of their investment. As such, there is uncertainty regarding our ability to maintain liquidity sufficient to operate our business effectively, which raises substantial doubt about our ability to continue as a going concern.

Our ongoing disputes with GYBL may be costly, time consuming and, if adversely determined against us, could result in a significant downward adjustment of the GEM Warrants’ exercise price, and potentially other penalties and expenses, which could have a material adverse effect on our financial position and business operations.

On November 1, 2024, we filed a lawsuit against GEM Yield Bahamas Limited (“GYBL”) in the United States District Court for the Southern District of New York (the “Court”), pursuant to which we asserted two causes of action: (i) rescission of the GEM Warrants issued to GYBL pursuant to that certain Share Purchase Agreement, dated as of December 1, 2022 (the “GEM Agreement”), by and among us, GYBL and GEM Global Yield LLC SCS (“GEM”), pursuant to Section 29(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), due to GYBL’s underlying violation of Section 15(a) of the Exchange Act for effecting the GEM Warrants as an unregistered dealer, and (ii) in the alternative, a declaratory judgment that the exercise price adjustment calculation of the GEM Warrants is governed by the terms provided in the GEM Warrants, rather than the terms of the GEM Agreement. Following a motion to dismiss filed by GYBL on January 17, 2025, the Court granted such motion to dismiss on March 14, 2025. On April 15, 2025, we filed an appeal of the Court’s decision dismissing our case to the United States Court of Appeals for the Second Circuit (the “Second Circuit”). The briefing schedule at the Second Circuit is being held in abeyance in order to allow two previously filed appeals, filed by two other public companies on identical issues against other similar investors, be resolved first. However, if and when the appellate briefing moves forward, there is no assurance that it will be successful.

Additionally, following the Court’s grant of GYBL’s motion to dismiss our lawsuit, GYBL filed a separate lawsuit against us, in which GYBL is asserting two causes of action against us: (1) breach of the terms of the GEM Warrants, and (2) declaratory relief concerning the validity and enforceability of the GEM Warrants. In addition to the declaratory relief, GYBL is seeking monetary damages in an amount to be determined at trial, specific performance of the GEM Warrants and attorneys’ fees and litigation costs. On June 9, 2025, we filed a motion to dismiss this lawsuit from GYBL. GYBL responded to our motion to dismiss on June 23, 2025 asserting that our motion to dismiss should be denied, or, in the alternative, GYBL should be given leave to further amend its complaint. On June 30, 2025, we filed a reply in support of our motion to dismiss. On August 21, 2025, the Court granted, in part, our motion to dismiss the amended complaint with respect to GYBL’s claim for declaratory relief concerning the validity and enforceability  of the GEM Warrants. The Court denied our motion to dismiss in all other respects. Following the Court’s partial grant and partial dismissal of our motion to dismiss, we filed an answer to GYBL’s amended complaint on September 4, 2025.

Given the ongoing disputes with GYBL, including our pending appeal with the Second Circuit and the recently filed motion to dismiss, the exercise price of the GEM Warrants have not been adjusted pursuant to the GEM Warrants’ terms while these disputes are pending, and, to the extent any shares of common stock are sold pursuant to an equity offering, for instance, at a price per share that is below the then-current exercise price of the GEM Warrants, we do not plan to adjust the exercise price of the GEM Warrants pending resolution of such disputes. A final adverse ruling against us in pending lawsuits and any subsequent appeals, or in any other claim or counterclaim, as applicable, sought by GYBL, could lead to a significant downward adjustment to the current exercise price of the GEM Warrants, additional expenses incurred related to the lawsuits during the ongoing disputes, including, but not limited to, attorney’s fees, and any other remedies the court may deem just.

Further, any lawsuit and subsequent appeals may be expensive, may divert management’s time away from our operations, and may affect the availability and premiums of our liability insurance coverage, regardless of whether our claims are meritorious, or ultimately lead to a judgment against us. We cannot assure you that we will be able to be successful in lawsuits, or any subsequent appeal, against GYBL or resolve any current or future litigation matters, in which case those litigation matters, including the disputes with GYBL, could have a material and adverse effect on our business, financial condition, operating results and cash flows.

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If we incur penalties pursuant to the Registration Rights Agreement with GEM and GYBL, our business, results of operations and financial condition may be adversely affected.

GEM and GYBL have certain registration rights, including “piggyback” registration rights, pursuant to that certain registration rights agreement entered into by and among us, GEM and GYBL concurrently with the GEM Agreement (the “Registration Rights Agreement”). The Registration Rights Agreement requires us to use reasonable best efforts to maintain an effective registration statement covering the resale of the shares of common stock issuable pursuant to the GEM Agreement and the shares of common stock underlying the GEM Warrants (collectively, the “Registrable Securities”), and the “piggyback” registration rights provide that, if we determine to prepare and file a registration statement relating to an offering of any of our equity securities for our own account or for the account of others (other than a registration statement on Form S-8 or Form S-4, or their equivalent relating to securities to be issued in exchange for other securities or equity securities to be issued solely in connection with equity securities issuable in connection with the Company’s option or other employee benefit plans) under the Securities Act of 1933, as amended (the “Securities Act”), then, in the absence of an effective registration statement covering the resale of the Registrable Securities, we are required to deliver a written notice to GEM and GYBL to that effect. If, within five days after the delivery of such written notice, GEM and GYBL requests in writing to include in such registration statement all or any part of the Registrable Securities, then we are required to cause such requested Registrable Securities to be registered in the applicable registration statement. We do not currently maintain an effective registration statement covering the resale of the Registrable Securities and, given our ongoing disputes with GEM and GYBL, we do not intend to adhere to the registration rights set forth in the Registration Rights Agreement in connection with this offering, pending resolution of such disputes. There is no guarantee that GEM and/or GYBL will not seek penalties pursuant to the Registration Rights Agreement relating to their registration rights. If GEM and/or GYBL seek such penalties, our business, results of operations and financial condition may be adversely affected. In addition, if we ultimately determine to adhere to the registration rights, we may be required to expend significant resources to prepare and maintain a registration statement, respond to registration requests, and cover other associated costs, which would limit cash available for other business purposes.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “expect,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate” “strategy,” “future,” “likely,” and similar expressions are intended to identify forward-looking statements.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. We have based these forward-looking statements largely on our current expectations about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, spinouts or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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USE OF PROCEEDS

We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders under this prospectus. All proceeds from the sale of shares of our common stock offered by this prospectus will be for the account of the selling stockholders. The selling stockholders will bear all brokerage commissions and similar expenses attributable to the sale of shares under this prospectus, and we will bear all costs, expenses and fees in connection with the registration of such shares.

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SELLING STOCKHOLDERS

This prospectus covers an aggregate of up to 15,000,004 shares of our common stock issuable upon exercise of the Warrants and the Placement Agent Warrants which shares of common stock may be sold or otherwise disposed of by the selling stockholders.

The below table sets forth certain information with respect to each selling stockholder, including (a) the shares of our common stock beneficially owned by such selling stockholder prior to this offering, (b) the number of shares of our common stock being offered by such selling stockholder pursuant to this prospectus and (c) such selling stockholder’s beneficial ownership of our common stock after completion of this offering, assuming that all of the shares of common stock covered by this prospectus (but none of the other shares, if any, held by the selling stockholders) are sold to third parties in this offering.

The table is based on information supplied to us by the selling stockholders. Beneficial and percentage ownership is determined in accordance with the rules and regulations of the SEC, which is based on voting or investment power with respect to such shares, and this information does not necessarily indicate beneficial ownership for any other purpose. In accordance with SEC rules, in computing the number of shares beneficially owned by a selling stockholder, shares of common stock subject to derivative securities held by that selling stockholder that are currently exercisable or convertible, or that will be exercisable or convertible within 60 days after September 12, 2025, are deemed outstanding for purposes of such selling stockholder, but not for any other selling stockholder. The selling stockholder’s percentage ownership in the table below is based on 90,393,984 shares of our common stock outstanding as of September 12, 2025.

The selling stockholders may sell all, some or none of their shares of common stock covered by this prospectus. We do not know the number of such shares, if any, that will be offered for sale or otherwise disposed of by any of the selling stockholders. Furthermore, since the date on which we filed this prospectus, the selling stockholders may have sold, transferred or disposed of shares of common stock covered by this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution” beginning on page 19.

	Beneficially Owned Before Offering			Shares of Common Stock Offered Under this	Beneficially Owned After Offering(1)
Name of Selling Stockholders	Number		Percentage	Prospectus	Number		Percentage(2)
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B	4,720,257	(3)	4.99%	2,380,953	4,742,139	(15)	4.33%
Hudson Bay Master Fund Ltd.	4,747,563	(4)	4.99%	2,380,953	4,447,224	(16)	4.05%
Intracoastal Capital LLC	4,747,563	(5)	4.99%	2,380,953	4,847,224	(17)	4.40%
Orca Capital AG	4,742,932	(6)	4.99%	2,380,953	4,310,400	(18)	3.93%
Sabby Volatility Warrant Master Fund, Ltd.	4,364,599	(7)	4.99%	2,380,953	5,152,411	(19)	4.99%
Anson Investments Master Fund LP	4,747,563	(8)	4.99%	1,857,143	4,705,557	(20)	4.27%
Anson East Master Fund LP	644,643	(9)	*	523,810	120,833	(21)	*
Michael Vasinkevich	885,536	(10)(11)	*	458,036	427,500	(22)	*
Craig Schwabe	308,988	(10)(12)	*	159,821	149,167	(23)	*
Noam Rubinstein	172,619	(10)(13)	*	89,286	83,333	(24)	*
Charles Worthman	13,810	(11(14)	*	7,143	6,667	(25)	*

*	Less than 1 percent (1%).

(1)	Assumes that all of the shares of common stock being registered by this prospectus are resold by the selling stockholders to third parties.

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(2)

The selling stockholder’s percentage ownership after the offering assumes the issuance of an aggregate of 15,000,004 shares of common stock upon the full exercise of all of the Warrants and the Placement Agent Warrants on September 12, 2025, for a total of 105,393,988 shares of our common stock outstanding as of September 12, 2025.

(3)

The shares of common stock shown to be beneficially owned by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (“Alto”) before this offering consists of (i) 2,380,953 shares of common stock issuable upon exercise of the Warrants beneficially owned by Alto, (ii) 519,915 shares of common stock beneficially owned by Alto and (iii) 1,819,389 shares of common stock issuable upon exercise of our Series A-1 Warrants beneficially owned by Alto. The shares of common stock shown to be beneficially owned before this offering excludes (a) 291,723 shares of common stock issuable upon exercise of our Series A-1 Warrants beneficially owned by Alto and (b) 2,111,112 shares of common stock issuable upon exercise of our Series A-2 Warrants beneficially owned by Alto, because, in each case, such warrants contain a blocker provision under which the holder thereof does not have the right to exercise the warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 4.99% of the outstanding common stock. Ayrton Capital LLC, the investment manager to Alto, has discretionary authority to vote and dispose of the shares held by Alto and may be deemed to be the beneficial owner of these shares. Waqas Khatri (“Mr. Khatri”), in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The principal address of Alto is 55 Post Rd. W, 2nd Fl, Westport CT 06880.

(4)

The shares of common stock shown to be beneficially owned by Hudson Bay Master Fund Ltd. (“Hudson Bay”) before this offering consists of (i) 2,380,953 shares of common stock issuable upon exercise of the Warrants beneficially owned by Hudson Bay, (ii) 225,000 shares of common stock issuable upon exercise of warrants issued to Hudson Bay in November 2023, (iii) 2,111,112 shares of common stock issuable upon exercise of our Series A-1 Warrants beneficially owned by Hudson Bay and (iv) 30,498 shares of common stock issuable upon exercise of our Series A-2 Warrants beneficially owned by Hudson Bay. The shares of common stock shown to be beneficially owned before this offering excludes 2,080,614 shares of common stock issuable upon exercise of our Series A-2 Warrants beneficially owned by Hudson Bay, because such warrants contain a blocker provision under which the holder thereof does not have the right to exercise the warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 4.99% of the outstanding common stock. Hudson Bay Capital Management LP, the investment manager of Hudson Bay, has voting and investment power over these securities. Sander Gerber (“Mr. Gerber”) is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Capital Management LP and Mr. Gerber disclaims beneficial ownership over these securities. The principal address of Hudson Bay is c/o Hudson Bay Capital Management L.P., 290 Harbor Dr., 3rd Floor, Stamford, CT 06902.

(5)

The shares of common stock shown to be beneficially owned by Intracoastal Capital LLC (“Intracoastal”) before this offering consists of (i) 2,380,953 shares of common stock issuable upon exercise of the Warrants beneficially owned by Intracoastal, (ii) 625,000 shares of common stock issuable upon exercise of warrants issued to Intracoastal in November 2023 and (iii) 1,741,610 shares of common stock issuable upon exercise of our Series A-1 Warrants beneficially owned by Intracoastal. The shares of common stock shown to be beneficially owned before this offering excludes (a) 369,502 shares of common stock issuable upon exercise of our Series A-1 Warrants beneficially owned by Intracoastal and (b) 2,111,112 shares of common stock issuable upon exercise of our Series A-2 Warrants beneficially owned by Intracoastal, because, in each case, such warrants contain a blocker provision under which the holder thereof does not have the right to exercise the warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 4.99% of the outstanding common stock. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the securities reported herein that are held by Intracoastal. The principal address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(6)

The shares of common stock shown to be beneficially owned by Orca Capital AG (“Orca”) before this offering consists of (i) 2,380,953 shares of common stock issuable upon exercise of the Warrants beneficially owned by Orca, (ii) 88,176 shares of common stock beneficially owned by Orca, (iii) 2,111,112 shares of common stock issuable upon exercise of our Series A-1 Warrants beneficially owned by Orca and (iv) 162,691 shares of common stock issuable upon exercise of our Series A-2 Warrants beneficially owned by Orca. The registered holder of such shares and warrants is Gundyco ITF Orca Capital AG. The shares of common stock shown to be beneficially owned before this offering excludes 1,948,421 shares of common stock issuable upon exercise of our Series A-2 Warrants beneficially owned by Orca, because such warrants contain a blocker provision under which the holder thereof does not have the right to exercise the warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 4.99% of the outstanding common stock. Thomas Koenig (“Mr. Koenig”), Managing Director of Gundyco ITF Orca Capital AG, has voting and investment power over the shares held by Orca. As a result, Mr. Koenig may be deemed to have beneficial ownership of the securities reported herein that are held beneficially owned by Orca. The principal address of Orca is Sperlring 2, 85276 Pfaffenhofen, Germany.

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(7)

The shares of common stock shown to be beneficially owned by Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”) before this offering consists of 4,364,599 shares of common stock beneficially owned by Sabby. The shares of common stock shown to be beneficially owned before this offering excludes (a) 2,927,069 shares of common stock beneficially owned by Sabby, (b) 2,380,953 shares of common stock issuable upon exercise of the Warrants beneficially owned by Sabby, (c) 2,111,112 shares of common stock issuable upon exercise of our Series A-1 Warrants beneficially owned by Sabby and (d) 2,111,112 shares of common stock issuable upon exercise of our Series A-2 Warrants beneficially owned by Sabby, because, in each case, such warrants contain a blocker provision under which the holder thereof does not have the right to exercise the warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 4.99% of the outstanding common stock. Sabby Management, LLC, the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and Sabby Healthcare Master Fund, Ltd., and Hal Mintz (“Mr. Mintz”), manager of Sabby Management, LLC, may be deemed to share voting and dispositive power with respect to these securities. Each of Sabby Management, LLC and Mr. Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

(8)

The shares of common stock shown to be beneficially owned by Anson Investments Master Fund LP (“Anson Investments”) before this offering consists of (i) 1,857,143 shares of common stock issuable upon exercise of the Warrants beneficially owned by Anson Investments, (ii) 483,333 shares of common stock issuable upon exercise of warrants issued by the Company in November 2023, (iii) 2,111,112 shares of common stock issuable upon exercise of our Series A-1 Warrants beneficially owned by Anson Investments and (iv) 295,975 shares of common stock issuable upon exercise of our Series A-2 Warrants beneficially owned by Anson Investments. The shares of common stock shown to be beneficially owned before this offering excludes 1,815,137 shares of common stock issuable upon exercise of our Series A-2 Warrants beneficially owned by Anson Investments, because such warrants contain a blocker provision under which the holder thereof does not have the right to exercise the warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 4.99% of the outstanding common stock. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments, hold voting and dispositive power over the shares of common stock held by Anson Investments. Tony Moore (“Mr. Moore”) is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam (“Mr. Kassam”) and Amin Nathoo (“Mr. Nathoo”) are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The principal business address of Anson Investments is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(9)

The shares of common stock shown to be beneficially owned by Anson East Master Fund LP (“Anson East”) before this offering consists of (i) 523,810 shares of common stock issuable upon exercise of the Warrants beneficially owned by Anson East, (ii) 120,833 shares of common stock issuable upon exercise of warrants issued by the Company in November 2023. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson East, hold voting and dispositive power over the shares of common stock held by Anson East. Tony Moore (“Mr. Moore”) is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam (“Mr. Kassam”) and Amin Nathoo (“Mr. Nathoo”) are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The principal business address of Anson East is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(10)

Each of such Selling Stockholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The Selling Stockholder acquired the Warrants in the ordinary course of business and, at the time the Warrants were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(11)

The shares of common stock shown to be beneficially owned by Michael Vasinkevich (“Mr. Vasinkevich”) before this offering consists of (i) 458,036 shares of common stock issuable upon exercise of Warrants, which were issued as compensation in connection with the Offering, and (ii) 427,500 shares of common stock issuable upon exercise of warrants issued to Mr. Vasinkevich as compensation in connection with the July 18 Public Offering.

(12)

The shares of common stock shown to be beneficially owned by Craig Schwabe (“Mr. Schwabe”) before this offering consists of (i) 159,821 shares of common stock issuable upon exercise of Warrants, which were issued as compensation in connection with the Offering, and (ii) 149,167 shares of common stock issuable upon exercise of warrants issued to Mr. Schwabe as compensation in connection with the July 18 Public Offering.

(13)

The shares of common stock shown to be beneficially owned by Noam Rubinstein (“Mr. Rubinstein”) before this offering consists of (i) 89,286 shares of common stock issuable upon exercise of Warrants, which were issued as compensation in connection with the Offering, and (ii) 83,333 shares of common stock issuable upon exercise of warrants issued to Mr. Rubinstein as compensation in connection with the July 18 Public Offering.

(14)

The shares of common stock shown to be beneficially owned by Charles Worthman (“Mr. Worthman”) before this offering consists of (i) 7,143 shares of common stock issuable upon exercise of Warrants, which were issued as compensation in connection with the Offering, and (ii) 6,667 shares of common stock issuable upon exercise of warrants issued to Mr. Worthman as compensation in connection with the July 18 Public Offering.

(15)

The shares of common stock shown to be beneficially owned after this offering by Alto consists of (i) 519,915 shares of common stock beneficially owned by Alto, (ii) 2,111,112 shares of common stock issuable upon exercise of our Series A-1 Warrants beneficially owned by Alto and (iii) 2,111,112 shares of common stock issuable upon exercise of our Series A-2 Warrants beneficially owned by Alto.

(16)

The shares of common stock shown to be beneficially owned after this offering by Hudson Bay consists of (i) 225,000 shares of common stock issuable upon exercise of warrants issued to Hudson Bay in November 2023, (ii) 2,111,112 shares of common stock issuable upon exercise of our Series A-1 Warrants beneficially owned by Hudson Bay and (iii) 2,111,112 shares of common stock issuable upon exercise of our Series A-2 Warrants beneficially owned by Hudson Bay.

(17)

The shares of common stock shown to be beneficially owned after this offering by Intracoastal consists of (i) 625,000 shares of common stock issuable upon exercise of warrants issued to Intracoastal in November 2023, (ii) 2,111,112 shares of common stock issuable upon exercise of our Series A-1 Warrants beneficially owned by Intracoastal and (iii) 2,111,112 shares of common stock issuable upon exercise of our Series A-2 Warrants beneficially owned by Intracoastal.

(18)

The shares of common stock shown to be beneficially owned after this offering by Orca consists of (i) 88,176 shares of common stock beneficially owned by Orca, (ii) 2,111,112 shares of common stock issuable upon exercise of our Series A-1 Warrants beneficially owned by Orca and (iii) 2,111,112 shares of common stock issuable upon exercise of our Series A-2 Warrants beneficially owned by Orca.

16

(19)

The shares of common stock shown to be beneficially owned after this offering by Sabby consists of 5,152,411 shares of common stock beneficially owned by Sabby. The shares of common stock shown to be beneficially owned after this offering excludes (a) 2,139,257 shares of common stock beneficially owned by Sabby, (b) 2,111,112 shares of common stock issuable upon exercise of our Series A-1 Warrants beneficially owned by Sabby and (c) 2,111,112 shares of common stock issuable upon exercise of our Series A-2 Warrants beneficially owned by Sabby, because, in each case, such warrants contain a blocker provision under which the holder thereof does not have the right to exercise the warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 4.99% of the outstanding common stock.

(20)

The shares of common stock shown to be beneficially owned after this offering by Anson Investments consists of (i) 483,333 shares of common stock issuable upon exercise of warrants issued by the Company in November 2023, (ii) 2,111,112 shares of common stock issuable upon exercise of our Series A-1 Warrants beneficially owned by Anson Investments and (iii) 2,111,112 shares of common stock issuable upon exercise of our Series A-2 Warrants beneficially owned by Anson Investments.

(21)

The shares of common stock shown to be beneficially owned after this offering by Anson East consists of 120,833 shares of common stock issuable upon exercise of warrants issued by the Company in November 2023.

(22)

The shares of common stock shown to be beneficially owned after this offering by Mr. Vasinkevich consists of 427,500 shares of common stock issuable upon exercise of warrants issued to Mr. Vasinkevich as compensation in connection with the July 18 Public Offering.

(23)

The shares of common stock shown to be beneficially owned after this offering by Mr. Schwabe consists of 149,167 shares of common stock issuable upon exercise of warrants issued to Mr. Schwabe as compensation in connection with the July 18 Public Offering.

(24)

The shares of common stock shown to be beneficially owned after this offering by Mr. Rubinstein consists of 83,333 shares of common stock issuable upon exercise of warrants issued to Mr. Rubinstein as compensation in connection with the July 18 Public Offering.

(25)

The shares of common stock shown to be beneficially owned after this offering by Mr. Worthman consists of 6,667 shares of common stock issuable upon exercise of warrants issued to Mr. Worthman as compensation in connection with the July 18 Public Offering.

17

Description of Offering

On July 21, 2025, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional accredited investors (the “Investors”) pursuant to which we agreed to issue and sell, in a registered direct offering priced at-the-market under the rules of Nasdaq (the “Registered Offering”), 14,285,718 shares (the “Shares”) of our common stock, at a price per Share of $0.35. The Shares were offered and sold pursuant to our shelf registration statement on Form S-3 (Form No. 333-283284), which was declared effective by the SEC on November 26, 2024, and the base prospectus included therein and the prospectus supplement filed with the SEC on July 22, 2025. In a concurrent private placement, pursuant to the terms of the Securities Purchase Agreement, we also agreed to issue and sell unregistered warrants (the “Warrants”) to purchase up to and aggregate of 14,285,718 shares of common stock (the “Private Placement” and, together with the Registered Offering, the “Offering”), the offering price of which was included in the purchase price per Share.

On July 22, 2025, we closed the Offering, raising net proceeds to us of approximately $4.5 million, after deducting offering-related fees and expenses payable by us, but excluding the net proceeds, if any, from the exercise of the Warrants. We used the net proceeds from the Offering, and additional cash on hand, to repay the outstanding balance under a secured promissory note issued by the Company to Streeterville on August 14, 2024, with a repayment amount of approximately $4,466,202.

The Warrants (and the shares of common stock issuable upon the exercise of the Warrants) were not registered under the Securities Act, and were offered pursuant to an exemption from the registration requirements of the Securities Act provided under Section 4(a)(2) of the Securities Act.

The Warrants have an exercise price of $0.35 per share (subject to customary adjustments as set forth in the Warrants), were immediately exercisable and have a term of five years from the effective date of the registration statement on Form S-1, of which this prospectus forms a part, and in certain circumstances may be exercised on a cashless basis. If we fail for any reason to deliver shares of common stock upon the valid exercise of the Warrants within the prescribed period set forth in the Warrants, we are required to pay the applicable holder liquidated damages in cash as set forth in the Warrants. The Warrants also include customary buy-in rights in the event we fail to deliver shares of common stock upon exercise thereof within the prescribed period as set forth in the Warrants. The Warrants contain customary anti-dilution adjustments to the exercise price, including for share splits, share dividends, rights offerings and pro rata distributions.

A holder is not entitled to exercise any portion of a Warrant, if, after giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s ownership for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 4.99% of the common stock outstanding after giving effect to the exercise. Such 4.99% limitation may be increased at the holder’s election upon 61 days’ notice to the Company, provided that such percentage may not exceed 9.99%.

Pursuant to the terms of the Securities Purchase Agreement, we agreed to register for resale the common stock issuable upon exercise of the Warrants sold in the Private Placement within thirty calendar days following the date of the Securities Purchase Agreement. We are required to use our commercially reasonable efforts to cause the registration statement covering such securities to be declared effective within sixty calendar days following the date of the Securities Purchase Agreement (or within ninety days in case of “full review” of such registration statement by the SEC). Pursuant to the Securities Purchase Agreement, we will be obligated to pay certain liquidated damages to the Investors if we fail to file the registration statement when required or fail to cause the registration statement to be declared effective by the SEC when required.

Wainwright acted as our placement agent in connection with Offering. We paid Wainwright consideration consisting of (i) a cash fee equal to 7.0% of the aggregate gross proceeds in the Offering, (ii) reimbursement of certain expenses and (iii) warrants to acquire up to an aggregate of 714,286 shares of common stock (the “Placement Agent Warrants”). The Placement Agent Warrants are similar to the Warrants, except that the initial exercise price of the Placement Agent Warrants is $0.4375 per share (125% of the combined public offering price per Share and accompanying Warrants) and will terminate on the five-year anniversary of commencement of sales in the Offering.

We have filed the registration statement on Form S-1, of which this prospectus forms a part, to satisfy the registration rights we granted to certain selling stockholders pursuant to the Securities Purchase Agreement, and to register for resale the common stock issuable upon the exercise of the Placement Agent Warrants.

The foregoing descriptions of the Securities Purchase Agreement, Warrants and Placement Agent Warrants do not purport to be complete and are qualified in their entirety by reference to the full texts of the form of Securities Purchase Agreement, form of Warrant and form Placement Agent Warrant, copies of which are filed as exhibits to the registration statement on Form S-1, of which this prospectus forms a part.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus on behalf of the selling stockholders. All costs, expenses and fees connected with the registration of such shares of common stock will be borne by us. Any brokerage commissions and similar expenses connected with selling such shares of common stock will be borne by the selling stockholders. The selling stockholders may offer and sell such shares of common stock from time to time in one or more transactions. As used in this prospectus, the term “selling stockholders” includes pledgees, donees, transferees and other successors-in-interest who may acquire such shares of common stock through a pledge, gift, partnership distribution or other non-sale related transfer from the selling stockholders. The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. These transactions include:

●	in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	directly to a limited number of purchasers or to a single purchaser;

●	through agents;

●	by delayed delivery contracts or by remarketing firms;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

●	exchange or over-the-counter distributions in accordance with the rules of the exchange or other market;

●

block trades in which the broker-dealer attempts to sell the shares of common stock covered by this prospectus as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as agent on both sides of the trade;

●	transactions in options, swaps or other derivatives that may or may not be listed on an exchange;

●

through distributions by a selling stockholder or its successors in interest to its members, general or limited partners or stockholders (or their respective members, general or limited partners or stockholders);

●	a combination of any such method of sale; or

●	any other method permitted pursuant to applicable law.

19

In connection with distributions of the shares of common stock covered by this prospectus or otherwise, the selling stockholders may:

●	sell such shares of common stock:

	○	in one or more transactions at a fixed price or prices, which may be changed from time to time;

	○	at market prices prevailing at the times of sale;

	○	at prices related to such prevailing market prices; or

	○	at negotiated prices;

●	sell such shares of common stock:

	○	on a national securities exchange;

	○	in the over-the-counter market; or

	○	in transactions otherwise than on an exchange or in the over-the-counter market, or in combination;

●

enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of the shares of common stock covered by this prospectus, which they may in turn resell; and

●	pledge the shares of common stock covered by this prospectus to broker-dealers or other financial institutions, which, upon a default, they may in turn resell.

The selling stockholders may also resell all or a portion of the shares of common stock covered by this prospectus in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, Section 4(a)(1) under the Securities Act, if available, or any other exemption from the registration requirements that become available, rather than under this prospectus.

If underwriters are used in the sale of any shares of common stock covered by this prospectus, such shares of common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. Shares of common stock covered by this prospectus may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. We may use underwriters with whom we have a material relationship. As applicable, we will describe in each accompanying prospectus supplement the name of the underwriter(s) and the nature of any such relationship(s).

The shares of common stock covered by this prospectus may be sold directly or through agents designated from time to time. We will name any agent involved in the offering and sale of such shares and we will describe any commissions paid to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

Agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the agents, under agreements between us and the agents.

Agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the agents may be treated as underwriting discounts and commissions. Each accompanying prospectus supplement will identify any such agent and describe any compensation received by them from us.

20

In connection with sales of shares of common stock covered by this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell the shares of common stock covered by this prospectus short and the selling stockholders may deliver shares of common stock to close out short positions and to return borrowed shares of common stock in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock covered by this prospectus to broker-dealers that in turn may sell such shares of common stock, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock covered by this prospectus, which shares of common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock covered by this prospectus owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer and donate shares of common stock covered by this prospectus in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A selling stockholder that is an entity may elect to make an in-kind distribution of shares of common stock covered by this prospectus to its members, general or limited partners or stockholders pursuant to the registration statement on Form S-1, of which this prospectus forms a part, by delivering a prospectus. To the extent that such members, general or limited partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable shares of common stock pursuant to the distribution through a registration statement. Additionally, to the extent that entities, members, partners or stockholders are affiliates of ours received shares in any such distribution, such affiliates will also be selling stockholders and will be entitled to sell such shares pursuant to this prospectus.

Agents who may become involved in the sale of shares of common stock covered by this prospectus may engage in transactions with, and perform other services for, us in the ordinary course of their business for which they receive compensation.

In effecting sales, the selling stockholders may engage broker-dealers or agents, who may in turn arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders and/or from the purchasers of shares of common stock covered by this prospectus for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions. To our knowledge, there is currently no plan, arrangement or understanding between any selling stockholders and any broker-dealer or agent regarding the sale of any shares of common stock by the selling stockholders.

The selling stockholders, any broker-dealers or agents and any participating broker-dealers that act in connection with the sale of the shares of common stock covered by this prospectus may be “underwriters” under the Securities Act with respect to those shares of common stock and will be subject to the prospectus delivery requirements of the Securities Act. Any profit that the selling stockholders realize, and any compensation that any broker-dealer or agent may receive in connection with any sale, including any profit realized on resale of such shares of common stock acquired as principal, may constitute underwriting discounts and commissions. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain liabilities under statutes including, but not limited to, Section 11, 12 and 17 of the Securities Act and Section 10(b) and Rule 10b-5 under the Exchange Act.

21

The securities laws of some states may require the selling stockholders to sell the shares of common stock covered by this prospectus in those states only through registered or licensed brokers or dealers. These laws may also require that we register or qualify such shares of common stock for sale in those states unless an exemption from registration and qualification is available and the selling stockholders and we comply with that exemption. In addition, the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of shares of common stock to engage in market-making activities with respect to such shares of common stock. All of the foregoing may affect the marketability of the shares of common stock covered by this prospectus and the ability of any person to engage in market-making activities with respect to such shares.

If any selling stockholder notifies us that he has entered into any material arrangement with a broker-dealer for the sale of shares of common stock covered by this prospectus through a block trade, special offering, exchange distribution, over-the-counter distribution or secondary distribution, or a purchase by a broker or dealer, we will file any necessary supplement to this prospectus to disclose:

●	the number of shares of common stock involved in the arrangement;

●	the terms of the arrangement, including the names of any underwriters, dealers or agents who purchase such shares of common stock, as required;

●	the proposed selling price to the public;

●	any discount, commission or other underwriting compensation;

●	the place and time of delivery for the shares of common stock being sold;

●	any discount, commission or concession allowed, reallowed or paid to any dealers; and

●	any other material terms of the distribution of the shares of common stock.

In addition, if the selling stockholder notifies us that a donee, pledgee, transferee or other successor-in-interest of the selling stockholder intends to sell any shares of common stock covered by this prospectus, we will file an amendment to the registration statement on Form S-1, of which this prospectus forms a part, or a supplement to this prospectus, if required.

Selling Restrictions

Notice to Residents of the Commonwealth of Massachusetts. No offer or sale of our securities may be made in the Commonwealth of Massachusetts. See “Risk Factors—Risks Related to Our Business and Financial Condition—We are permanently barred from raising capital in the Commonwealth of Massachusetts pursuant to a Consent Order” beginning on page 9 of this prospectus. We have filed the registration statement on Form S-1, of which this prospectus forms a part, to satisfy registration rights we granted to certain selling stockholders in connection with the Offering pursuant to the Securities Purchase Agreement, and to register for resale the common stock issuable upon the exercise of the Placement Agent Warrants we issued to the placement agent in connection with the Offering. See “Selling Stockholders—Description of Offering” beginning on page 18 of this prospectus. Pursuant to the Securities Purchase Agreement, the selling stockholders party thereto acknowledged that they are aware of the consent order entered into by the Company and the Commonwealth of Massachusetts, which, among other things, permanently barred the Company from offering or selling securities in Massachusetts, and each such selling stockholder confirmed that: (i) is not located or residing in Massachusetts, and (ii) will not (and will cause its affiliates and any persons acting on its behalf not to) knowingly offer or sell any the common stock included in this offering to any person located or residing in Massachusetts, or otherwise knowingly engage in any activity that would constitute an offer or sale of such common stock in the Commonwealth of Massachusetts. Any sales of shares in ordinary broker transactions on a trading market (as defined in the Securities Purchase Agreement) were excluded from this confirmation.

22

LEGAL MATTERS

Mitchell Silberberg & Knupp LLP, New York, New York, will pass upon certain legal matters relating to the shares of our common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of reAlpha Tech Corp. as of December 31, 2024 and December 31, 2023, incorporated by reference in this prospectus and registration statement of which this prospectus is a part, have been audited by GBQ Partners, LLC, an independent registered public accounting firm, as stated in its report thereon, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. Specifically, we incorporate by reference the documents and information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) listed below:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 2, 2025, as amended on May 13, 2025;
●

our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 16, 2025, and the quarterly period ended June 30, 2025, filed with the SEC on August 14, 2025, as amended on August 15, 2025;

●

our Current Reports on Form 8-K, filed with the SEC on January 29, 2025, January 30, 2025, January 31, 2025, February 6, 2025, February 10, 2025, February 18, 2025, February 21, 2025, February 24, 2025, February 27, 2025, March 10, 2025, March 17, 2025, March 21, 2025, March 28, 2025, April 2, 2025, April 2, 2025, April 7, 2025, April 11, 2025, April 30, 2025, May 2, 2025, May 16, 2025, May 20, 2025, May 23, 2025, June 4, 2025, June 5, 2025, June 10, 2025, June 18, 2025, July 1, 2025, July 3, 2025, July 8, 2025, July 16, 2025, July 18, 2025, July 18, 2025, July 22, 2025, July 23, 2025, July 23, 2025, August 14, 2025, August 14, 2025, August 22, 2025, September 3, 2025, September 11, 2025 and September 15, 2025; and

●

the description of our capital stock set forth in our Registration Statement on Form 8-A, filed with the SEC on October 18, 2023, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01, or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as subsequent to the effectiveness of such registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement, of which this prospectus forms a part, and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement, of which this prospectus forms a part, to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement, of which this prospectus forms a part.

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus:

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100

Dublin, OH 43017

(707) 732-5742

Attention: Investor Relations

InvestorRelations@realpha.com

You may also access these filings on our website at www.realpha.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

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reAlpha Tech Corp.

15,000,004 Shares of common stock

PROSPECTUS

September 12, 2025

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